Exhibit 99.2

GROW SOLUTIONS HOLDINGS, INC
PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
INTRODUCTORY NOTE

Effective May 13, 2015 (the “Closing Date”), Grow Solutions Holdings, Inc., a Nevada corporation (the “Company”) entered into an Acquisition Agreement and Plan of Merger (the “OneLove Agreement’) with Grow Solutions Acquisition LLC, a Colorado limited liability company and a wholly owned subsidiary of the Company (“Grow Solutions Acquisition”), One Love Garden Supply LLC, a Colorado limited liability company (“OneLove”), and all of the members of OneLove (the “Members”).

On the Closing Date, OneLove merged with Grow Solutions Acquisition and became a wholly owned subsidiary of the Company (the “Merger”). Under the terms of the OneLove Agreement, the Members received (i) 1,450,000 shares of the Company’s common stock (the “Equity”), (ii) Two Hundred Thousand Dollars (US$200,000) (the “Cash”), and (iii) a cash flow promissory note in the aggregate principal amount of $50,000 issued by OneLove in favor of the Members (the “Cash Flow Note”), whereby each fiscal quarter, upon the Company recording on its financial statements $40,000 in US GAAP Net Income (“Net Income”) from sales of the Company’s products (the “Net Income Threshold”), the Company shall pay to the Members 33% of the Company’s Net Income generated above the Net Income Threshold. The aforementioned obligations owed under the Cash Flow Note shall extinguish upon the earlier of (i) payment(s) by Company in an amount equal to $50,000 in the aggregate or (ii) May 5, 2016 (collectively, the Cash Flow Note, the Equity, and the Cash, the “Consideration”). The Consideration provided to the Members was in exchange for all of the issued and outstanding membership interests of OneLove. Following the Closing Date, OneLove’s business was acquired by the Company and the Company’s management assumed control of the management of OneLove with the former managing members of OneLove resigning from OneLove upon closing of the OneLove Agreement.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2014 combines the unaudited condensed balance sheet of each of the entities as of December 31, 2014.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 combines the statement of operations of each of the entities for the year ended December 31, 2014, giving effect to the transactions described in the Merger Agreement as if they had occurred on January 1, 2014.

The pro forma adjustments give effect to events that are directly attributable to the transactions discussed above, that have a continuing impact on the operations of the Company, and are based on available data and certain assumptions that management believes are factually supportable.

We are providing this information to aid you in your analysis of the financial aspects of the acquisition. The unaudited pro forma condensed combined financial statements described above should be read in conjunction with the historical financial statements of each Company and the related notes thereto contained elsewhere in this filing. The pro forma adjustments and the unaudited pro forma information are not necessarily indicative of the financial position or results of operations that may have actually occurred had the merger taken place on the dates noted, or of the future financial position or operating results of the Company.

Grow Solutions Holdings, Inc
Pro Forma Consolidated Balance Sheet
December 31, 2014

	One Love Garden Supply	Grow Solutions, Inc.	Grow Solutions Holdings, Inc	Adjustment		Consolidated

Assets

Current Assets
Cash	$16,830	$452,275	$—	$(200,000)		$269,105
Accounts receivable, net	8,800		—	—		8,800
Notes receivable				—		—
Inventories, net	163,212	20,050	—			183,262
Total Current Assets	188,842	472,325	—	(200,000)		461,167

Property and Equipment, net	1,611	—	—	—		1,611
Intangible assets, net	307	—	—	—		307

Total Assets	$190,760	$472,325	$—	$(200,000)		$463,085

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities:
Accounts payable	$43,729	$—	$7,313	$—		$51,042
Accrued Expenses	11,991	93,234	1,804	—		107,029
Notes to Members	—	—	—	50,000	3	50,000
Notes Payable	20,000	—	90,000	—		110,000

Total Liabilities	75,720	93,234	99,117	50,000		318,071

Stockholders' Equity
Preferred stock, par $0.001, 25,000,000 shares authorized, no shares issued and outstanding		—	—
Common stock, par $0.001, 100,000,000 shares authorized, 51,841,612 issued and outstanding		46,255	419	5,167	1	51,841
Additional paid in capital		485,745	7,322,744	(7,669,978)	1,2,3	138,511
Retained earnings/deficit	115,040	(152,909)	(7,422,280)	7,414,811	1,2	(45,338)
Total member's equity/stockholders' deficit	115,040	379,091	(99,117)	(250,000)		145,014

Total Liabilities and Equity /Deficit	$190,760	$472,325	$—	$(200,000)		$463,085

See accompanying notes to the pro forma consolidated financial statements

2

Grow Solutions Holdings, Inc

Statements of Operations

For the Year Ended December 31, 2014

	One Love Garden Supply	Grow Solutions, Inc.	Grow Solutions Holdings, Inc	Adjustment	Consolidated

Net Sales	$942,960	$—	$—		$942,960

Cost of goods sold	678,548	—	—	—	678,548

Gross profit	264,412	—	—	—	264,412

Selling, general and administrative	250,776	152,959	7,419	—	411,154

Income (loss) from operations	13,636	(152,959)	(7,419)	—	(146,742)

Other income (expense)
Interest Expense	(50)	—	—	—	(50)
Other Income	1,968	—	—	—	1,968
Total Other income (expense)	1,918	—	—	—	1,918

Net income (loss)	$15,554	$(152,959)	$(7,419)	$—	$(144,824)

See accompanying notes to the pro forma consolidated financial statements

3

PEERLOGIX, INC
NOTES TO THE PRO FORMA UNAUDITED COMBINED FINANCIAL STATEMENTS

Note 1 – Merger Transaction

On the Closing Date, OneLove merged with Grow Solutions Acquisition and became a wholly owned subsidiary of the Company. Under the terms of the OneLove Agreement, the Members received (i) 1,450,000 shares of the Company’s common stock, (ii) Two Hundred Thousand Dollars (US$200,000), and (iii) a cash flow promissory note in the aggregate principal amount of $50,000 issued by OneLove in favor of the Members, whereby each fiscal quarter, upon the Company recording on its financial statements $40,000 in US GAAP Net Income from sales of the Company’s products , the Company shall pay to the Members 33% of the Company’s Net Income generated above the Net Income Threshold. The aforementioned obligations owed under the Cash Flow Note shall extinguish upon the earlier of (i) payment(s) by Company in an amount equal to $50,000 in the aggregate or (ii) May 5, 2016. The Consideration provided to the Members was in exchange for all of the issued and outstanding membership interests of OneLove. Following the Closing Date, OneLove’s business was acquired by the Company and the Company’s management assumed control of the management of OneLove with the former managing members of OneLove resigning from OneLove upon closing of the OneLove Agreement.

Note 2 – Pro Forma Adjustments

1.	Effectively gives rise to the shares issuances to effectuate the transaction,
2.	Closes out prior period deficits to paid in capital,
3.	Records the payment of cash to members and the recognition of the cash flow note per the agreement.

4
4